EXHIBIT 99.1

                                                     INVESTOR RELATIONS CONTACT:
                                                               Jeffrey P. Harris
                                                               Tel: 415-278-7933
                                                 investor_relations@gymboree.com

                                                        MEDIA RELATIONS CONTACT:
                                                                 Jamie Falkowski
                                                               Tel: 415-278-7942
                                                    media_relations@gymboree.com

        THE GYMBOREE CORPORATION REPORTS JANUARY AND FOURTH QUARTER SALES

San Francisco, Calif., February 8, 2007 - The Gymboree Corporation (NASDAQ:
GYMB) reported net sales from continuing retail operations for the five-week period ended February 3, 2007, of $62.5 million, an increase of 24% compared to net sales from continuing retail operations of $50.6 million for the four-week period ended January 28, 2006. Comparable store sales for the five-week period were flat to the equivalent five-week period in the prior year. The results follow a 2% increase in comparable store sales for the four-week period last year.

Net sales from continuing retail operations for the fourth fiscal quarter of 2006 were $238.5 million, an increase of 19% compared to net sales from continuing retail operations of $200.3 million for the fourth fiscal quarter of last year. Comparable store sales for the fourth fiscal quarter increased 7% compared to a 14% increase in comparable store sales for the same period in fiscal 2005.

During the quarter, the Company completed the closure of all 17 Janeville division retail locations. The Company anticipates fourth quarter incremental costs and lower gross margin associated with the division's closure will be approximately $3.4 million before tax or $0.06 per diluted share. The Company now anticipates the total incremental impact of the closure of Janeville on full year 2006 earnings will be approximately $13.6 million before tax, or approximately $0.25 per diluted share.

Excluding the incremental costs and reduced gross margin related to the closure of the Janeville division, the Company continues to expect earnings per diluted share for the fourth fiscal quarter and full year 2006 to be in the range of $0.70 to $0.72 and $1.97 to $1.99, respectively.

Including the costs associated with the closure of the Janeville division, the Company now anticipates earnings for the fourth fiscal quarter of 2006 to be in the range of $0.64 to $0.66 per diluted share, reflecting a $0.06 Janeville-related charge. For the full fiscal year, the Company expects earnings in the range of $1.72 to $1.74 per diluted share, including $0.25 of incremental costs and reduced gross margin associated with the closure of Janeville.

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MANAGEMENT PRESENTATIONS

For more information about January sales, please listen to The Gymboree Corporation's monthly sales recording by calling the Company's Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, February 8 at 7:55 a.m. ET through Wednesday, February 14 at 11:59 p.m. PT.

The live broadcast of the discussion of fourth quarter 2006 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Tuesday, March 13, 2007. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, March 21, 2007, at 800-642-1687.

         The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of February 3, 2007, the Company operated a total of 698 retail stores: 575 Gymboree(R) stores (547 in the United States and 28 in Canada), 42 Gymboree Outlet stores and 81 Janie and Jack(R) shops in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 548 franchised and company-operated centers in the United States and 29 other countries.

         FORWARD-LOOKING STATEMENTS

         The foregoing sales figures for the five-week period ended February 3, 2007, and fourth fiscal quarter, as well as expected charges relating to the closure of the Janeville division, are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance and costs related to the closing of the Janeville division. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, unanticipated costs actually incurred in connection with the closure of the Janeville division, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 28, 2006. These forward-looking statements reflect The Gymboree Corporation's expectations as of February 3, 2007. The Gymboree Corporation undertakes no obligation to update the information provided herein.

         Gymboree, Janie and Jack, and Janeville are registered trademarks of The Gymboree Corporation.

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